Exhibit 99.1

NEWS release

P.O. Box 10

Manitowoc, WI 54221-0010

For further information, contact:

Deb Weyker, VP of Marketing

Phone: (920) 652-3274 | dweyker@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First receives regulatory approvals for upcoming merger with Timberwood Bank

MANITOWOC, Wis, February 28, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., is pleased to announce it recently received approval from all required regulatory agencies to merge Tomah Bancshares, Inc. (“Timberwood”), parent company of Timberwood Bank, into Bank First.

“We are pleased to have received all necessary approvals from regulatory authorities,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “Our transition teams have been working extremely well together to ensure a seamless transition for our valued customers. We are excited to fully leverage the combined talent of our organizations for the benefit of our customers and the communities we serve.”

“This is an excellent opportunity for us to become part of a larger community bank that has a great reputation,” stated Kevin Ravenscroft, President and Chief Executive Officer of Timberwood Bank. “This merger will provide us with a greater presence in our market and will allow us the ability to offer an expanded suite of products and services to our customers.”

Timberwood will seek approval of the merger from its shareholders at a special meeting to be held on April 24, 2020. Subject to that approval, the merger of the two organizations is scheduled for Friday, May 15, 2020. The systems conversion would occur over that weekend and the Timberwood location will open as a Bank First branch on Monday, May 18, 2020.

Following the merger, both the downtown office located at 1021 Superior Avenue and the Timberwood office located at 110 W. Veterans Street will remain open for a period of time. Bank First plans to complete some renovations at the Veterans Street location, which will ultimately become the sole operating Bank First office in Tomah once the renovations are complete.

Bank First Corporation

Bank First Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $2.2 billion. Its principal activity is the ownership and operation of Bank First, N.A., a nationally-chartered community bank that operates 23 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Tomah Bancshares, Inc.

Tomah Bancshares, Inc., is a bank holding company headquartered in Tomah, Wisconsin with total assets of approximately $188.7 million. Its principal activity is the ownership and operation of Timberwood Bank, a community bank that operates one branch in Tomah, Wisconsin. For more information on Timberwood, please visit www.timberwoodbanks.com.

Contacts

For Bank First: Mike Molepske, CEO, at mmolepske@bankfirstwi.bank or (920) 652-3202

For Timberwood: Kevin Ravenscroft, CEO, at kravenscroft@timberwoodbanks.com or (608) 372-2265

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 284 full-time equivalent staff and has assets of approximately $2.2 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.